Exhibit 4.1

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This AMENDMENT NO. 1 ("Amendment"), dated September 5, 2012, to the Warrant Agreement (the "Warrant Agreement"), dated October 5, 2010, between Mission Community Bancorp, a California Corporation (the "Company") and Computershare, Inc., a Delaware corporation and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally chartered, limited purpose trust company (collectively, the "Warrant Agent").

W I T N E S S E T H:

WHEREAS, in order to facilitate the future exercise of the Warrants, the Company desires to extend the term of the Warrants, currently set to expire on December 17, 2015 to March 21, 2017, subject to the effectiveness of this Amendment No. 1 to Warrant Agreement;

WHEREAS, the amendments as provided herein shall not adversely affect the interests of the holders of the Warrants under the Warrant Agreement;

WHEREAS, capitalized terms not otherwise defined herein shall have the meaning set forth in the Warrant Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto agree as follows:

1.           Extension of Term of Warrants.  From and after October 1, 2012 Section 3.2 of the Warrant Agreement shall be amended to read in full as follows:

"3.2  Duration of Warrants.  A Warrant may be exercised only during the period ("Exercise Period") commencing on 9:00 a.m., Eastern Time on the date of issuance of the Warrant and terminating at 5:00 p.m., Eastern Time on March 21, 2017 (the "Expiration Date").  Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date."

2.           The Company agrees to indemnify and hold harmless the Warrant Agent against any and all loss, liability, claim, damage and expense whatsoever (including without limitation reasonable attorneys' fees and expenses) arising out of or based upon any false representation of warranty of, or breach of or failure by the Company to comply with any covenant made by, the Company herein.  The parties hereto agree that this indemnity is intended to augment, and not supersede or replace, any indemnity terms included in the Warrant Agreement, which terms shall remain in full force and effect.

3.           The Warrant Agent makes no representations as to the validity or sufficiency of this Amendment.  The recitals above are statements of the Company and the Warrant Agent assumes no responsibility for their correctness.

4.           Except as specifically provided herein, (i) the Warrant Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed, (ii) the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the parties under the Warrant Agreement, nor constitute a waiver of any provision of any of the Warrant Agreement except as specified herein, and (iii) all references to this Agreement in the Warrant Agreement and this Amendment shall refer to the Warrant Agreement as amended from time to time.

5.           This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.  This Amendment No. 1 to the Warrant Agreement shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by fax, e-mail transmission or otherwise, executed copies of this Amendment No. 1 to Warrant Agreement.  Except as expressly amended hereby, the Warrant Agreement shall remain in full force and effect and is hereby ratified by the parties.

IN WITNESS WHEREOF, this Amendment No. 1 to Warrant Agreement has been duly executed by the parties hereto as of the date and year first above written.

COMPANY: MISSION COMMUNITY BANCORP By: /s/ Mark R. Ruh Name: Mark R. Ruh Title: EVP/CFO
WARRANT AGENT: COMPUTERSHARE TRUST COMPANY, N.A. By: /s/ Dennis V. Moccia Name: Dennis V. Moccia Title: Manager, Contract Adminiistration

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